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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1.   MHG Food Service Inc., a Michigan corporation.

2.   MHG West Inc., a Michigan corporation.

3. WM Limited Partnership - 1998, a Michigan limited partnership (d/b/a Wendy's of Michigan)

     (WM Limited Partnership - 1998 is owned 99.9% by MHG Food Service Inc.)

4. OCM Food Service, LLC, a Michigan limited liability company (d/b/a O'Charley's of Michigan)

     (OCM Food Service, LLC is owned 99% by Meritage Hospitality Group Inc. and 1% by MHG West Inc.)

5. OCM Development, LLC, a Michigan limited liability company (d/b/a O'Charley's Development Company of Michigan)

     (OCM Development, LLC is owned 99% by Meritage Hospitality Group Inc. and 1% by MHG West Inc.)